Exhibit 3.1
Articles of Incorporation
Harris Preferred Capital Corporation
          First: The undersigned, Todd N. Sheldon, whose address is 111 West Monroe Street, Suite 1500, Chicago, Illinois 60603-4080, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.
          Second: The name of the corporation is Harris Preferred Capital Corporation.
          Third: The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
          Fourth: The post office address of the principal office of the corporation in Maryland is 711 Mayton Court, Belair, MD 21201.
          Fifth: The name and post office address of the resident agent of the corporation in Maryland are Ken Kramer, 711 Mayton Court, Belair, MD 21201.
          Sixth: The corporation has authority to issue 1,000 common shares at $1.00 par value per share.
          Seventh: The number of directors of the corporation shall be four which number may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders, and the name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified are:
Michael Williams
Paul R. Skubic
Frank M. Novosel
Thomas R. Sizer
          Eighth: In Witness Whereof, I have signed these Articles and acknowledge the same to be my act.

Return to:	Signature

Todd N. Sheldon	/s/ Todd N. Sheldon

111 West Monroe Street, Suite 1500	Todd N. Sheldon
Chicago, Illinois 60603-4080

Harris Preferred Capital Corporation
Amendment and Restatement
(as of February 5, 1998)
          First: Harris Preferred Capital Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
          Second: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
Article I
Incorporator
          The undersigned, Todd N. Sheldon, whose address is c/o Chapman and Cutler, 111 West Monroe Street, Suite 1500, Chicago, Illinois 60603-4080, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.
Article II
Name
          The name of the corporation (the “Corporation”) is: Harris Preferred Capital Corporation.
Article III
Purpose and Duration
          The purpose for which the Corporation is formed are to engaged in any lawful act or activity (including, without limitation or obligation, engaging in business as real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
          The Corporation’s existence will be perpetual, except that effective as of the close of business on the date that the Corporation delivers the notice of an Exchange Event (as defined herein) pursuant to Section 6.6.4 hereof, without the need for any approval by the Board of Directors of the Corporation (the “Board of Directors”) or the Stockholders of the Corporation, the existence of the Corporation shall terminate and the Corporation will be liquidated and its affairs wound up in accordance with the procedures set forth in Title 3, Subtitle 5 of the Maryland General Corporation Law (the “MGCL”) relating to forfeiture of the charter of a corporation and expiration of corporate existence.

Article IV
Principal Office in State and Resident Agent
          The address of the principal office of the Corporation in the State of Maryland is 711 Mayton Court, Belair, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is Ken Kramer, whose post address is 711 Mayton Court, Belair, Maryland 21201. The resident agent is a citizen of and resides in the State of Maryland.
Article V
Provisions for Defining, Limiting and
Regulating Certain Powers of the Corporation
and of the Stockholders and Directors
     Section 5.1. Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be six which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL. At all times that any shares of Series A Preferred Stock (as defined herein) are outstanding, at least two of the directors shall be Independent Directors (as defined herein). The names of the directors who shall serve until their successors are duly elected and qualify are:
Michael D. Williams
Paul R. Skubic
Thomas R. Sizer
Frank M. Novosel
Delbert J. Wacker
David J. Blockowicz
These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.
     Section 5.2. Extraordinary Actions. Except as specifically provided in Section 6.6 notwithstanding any provisions of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
     Section 5.3. Authorization by Board of Certain Matters.
     Section 5.3.1. Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class of series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitation, if any, as may be set forth in the Charter (as such term is defined in the MGCL) of the Corporation or the Bylaws.
     Section 5.3.2. Filing Voluntary Petition of Bankruptcy. Approval by two thirds of the members of the Board of Directors is required in order for the Corporation to file a voluntary petition of bankruptcy.
     Section 5.4. Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
     Section 5.5. Indemnification. The corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
     Section 5.6. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in-surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

     Section 5.7. REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code; provided, however, that as long as any shares of Series A Preferred Stock (as defined in Section 6.1) remain outstanding, any such determination may not be made without the approval of a majority of the Independent Directors. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required to REIT qualification.
     Section 5.8. Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least two thirds of the votes entitled to be cast in the election of directors.
     Section 5.9. Advisory Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any such applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
Article VI
Stock
     Section 6.1. Authorized Shares. Subject to the last sentence of this paragraph, the Corporation has authority to issue 20,001,000 shares of stock, consisting of 1,000 shares of Common Stock, $1.00 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $1.00 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in Section 6.6 hereof. The aggregate par value of all authorized shares of stock having par value is $20,001,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 and 6.4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.
     Section 6.2. Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.
     Section 6.3. Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more series of stock.
     Section 6.4. Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Articles VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
     Section 6.5. Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.
     Section 6.6. Series A Preferred Shares. The Corporation shall have the authority to issue $20,000,000 shares of Preferred Stock. $1.00 par value per shares (the “Series A Preferred Shares”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions or redemption as follows:
     Section 6.6.1. Liquidation Value. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $25.00 per share, plus the quarterly accrued and unpaid dividend thereon, if any, to the date of liquidation.

          After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
          For such purposes, the consolidation or merger of the Corporation with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute liquidation, dissolution or winding up of the Corporation.
     Section 6.6.2. Dividends. (a) Payment of Dividends. Holders of Series A Preferred Shares shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefore, noncumulative cash dividends at an annual rate of 7.357% of the $25.00 liquidation preference par share (equivalent to $1.84375 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if authorized and declared, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, or, if such day is not a Business Day (as defined herein), on the next Business Day (each such date, a “Dividend Payment Date”). Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Shares as they appear on the stock books of the Corporation at the close of business on such record dates, not more than 45 calendar days nor less than ten calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a “Record Date”); provided, however, that if the date fixed for redemption of any of the Series A Preferred Shares occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid. Quarterly dividend periods (each, a “Dividend Period”) shall commence on and include the first day, and shall end on and include the last day, of the calendar quarter in which the corresponding Dividend Payment Date occurs; provided, however, that the first Dividend Period (the “Initial Dividend Period”) shall commence on and include February 11, 1998, and shall end on and include March 30, 1998.
          The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of Series A Preferred Shares (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the number of days elapsed in the period using a 360-day year composed of twelve 30-day months, provided, however, that in the event of the Automatic Exchange (as defined herein), any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange (as defined herein) shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares (as defined herein).

          Holders of the Series A Preferred Shares shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series A Preferred Shares authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Shares.
          (b) Dividends Noncumulative. The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors does not authorize or declare a dividend payable in respect of any Dividend Period, holders of Series A Preferred Shares shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are authorized and declared payable in respect of any future Dividend Period.
          (c) Priority as to Dividends. If full dividends on the Series A Preferred Shares for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payments, no dividends shall be authorized, declared or paid or set aside for payment with respect to the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend period and (ii) declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the fourth consecutive dividend period.
          When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Shares, all dividends declared on the Series A Preferred Shares and any other series ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then current Dividend Period, per Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods) and full dividends, including required or permitted accumulations, if any, on such the stock of any other series ranking on a parity as to dividends with the Series A Preferred Shares bear to each other.
          (d) Any reference to “dividends” or “distributions” in this Section 6.6.2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

     Section 6.6.3. Optional Redemption. The Series A Preferred Shares will not be redeemable prior to March 30, 2003, except upon the occurrence of a Tax Event (as such term is hereinafter defined). On or after such date, the Series A Preferred Shares will be redeemable at the option of the Corporation, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days’ notice by mail, at the principal amount thereof, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon.
          In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Shares are then listed.
          Unless full dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then-current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Corporation shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Corporation may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made o the same terms to holders of all outstanding Series A Preferred Shares.
          The Corporation will also have the right at any time, upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon. “Tax Event” means the receipt by the Corporation of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) (“Administrative Action”) or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective ___pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is a material risk that (a) dividends paid or to be paid by the Corporation with respect to the capital stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          Series A Preferred Shares redeemed pursuant to this Section 6.6.3, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as Series A Preferred Shares.
     Section 6.6.4. Automatic Exchange. (a) General. Subject to the terms and conditions of this Section 6.6.4, each Series A Preferred Share will be exchanged automatically for one newly issued share of preferred stock (each, a “Bank Preferred Share”) of Harris Trust and Savings Bank (the “Bank”) in the event (i) the Bank becomes less than “adequately capitalized” under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (ii) the Bank is placed into conservatorship or receivership, (iii) the Board of Governors of the Federal Reserve System or other appropriate successor federal agency (the “Board of Governors”) directs such exchange in writing because, in its sole discretion and even if the Bank is not less than “adequately capitalized,” the Board of Governors anticipates that the Bank may become less than “adequately capitalized” in the near term, or (iv) the Board of Governors in its sole discretion directs in writing an exchange in the event that the Bank has a Tier 1 risk-based capital ratio of less than 5% (each, an “Exchange Event”). The Bank will be considered to be less than “adequately capitalized” under the regulations if it has (i) a Tier 1 leverage ratio of less than 4%, (ii) a Tier 1 risk-based capital ratio of less than 4%, or (iii) a total risk-based capital ratio of less than 8%. Upon the occurrence of an Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share. Any Series A Preferred Share purchased or redeemed by the Company prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange. Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily. In addition, absent the occurrence of an Exchange Event and the subsequent exchange provided for in this Section 6.6.4, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series A Preferred Shares exist solely as to the Corporation.
          (b) Effectiveness of and Procedure for Exchange. The exchange contemplated by this Section 6.6.4 (the “Automatic Exchange”) shall occur as of 8:00 a.m. Eastern Time on the earliest possible Business Day such an exchange could occur following the Exchange Event (the “Time of Exchange”), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares will be deemed canceled without any further action by the Corporation, all rights of the holders of Series A Preferred Shares as stockholders of the Corporation will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. The Corporation will mail notice of the occurrence of the Exchange Event to each holder of Series A Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares. All corporate action necessary for the Bank to issue the Bank Preferred Shares will be completed upon completion of the Offering. Accordingly, once the Directive is issued, no action will be required to be taken by holders of Series A Preferred Shares, by the Bank or by the Corporation in order to effect the Automatic Exchange as of the Time of Exchange.
          (c) Status of Shares Redeemed; Treatment of Dividends. Any Series A Preferred Shares purchased or redeemed by the Corporation in accordance with Section 6.6.3 hereof prior to the Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of the Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Preferred Shares.
     Section 6.6.5. Voting Rights.
          (a) General. Except as expressly provided in this Section 6.6.5, holders of Series A Preferred Shares shall have no voting rights. When the holders of Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote.
          (b) Right to Elect Directors. If, at the time of any annual meeting of the Corporation’s stockholders for the election of directors, the Corporation has failed to pay or declare and set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on any series of Preferred Stock of the Corporation, including the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Corporation will be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Corporation’s Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock (a “Preferred Director”) shall continue to serve as such director until the later of (i) the full term for which he or she shall have been elected or (ii) the payment of four quarterly dividends on the Preferred Stock, including the Series A Preferred Shares. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at a meeting of the Corporation’s stockholders, or of the holders of the Series A Preferred Shares and all other series of Preferred Stock so entitled to vote thereon, called for that purpose. As long as dividends on the Series A Preferred Shares shall not have been paid for the preceding quarterly Dividend Period, (i) any vacancy in the office of any Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Shares entitled to vote, voting together as a single class with the holders of all other series of Preferred Stock entitled to vote on the matter, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Any Preferred Director will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors.

          (c) Certain Voting Rights. The affirmative vote or consent of the holders of at least 67% of the outstanding shares of each series of Preferred Stock of the Corporation, including the Series A Preferred Shares, will be required (a) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to or on a parity with any outstanding series of Preferred Stock of the Corporation other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Corporation’s Charter (including the terms of the Series A Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Corporation, provided that if such amendment shall not adversely affect all series of Preferred Stock of the Corporation, such amendment need only be approved by at least 67% of the holders of shares of all series of Preferred Stock adversely affected thereby.
     Section 6.6.6. Independent Directors.
          (a) Number; Definition. As long as any Series A Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank, or (ii) a Preferred Director.
          (b) Approval of Independent Directors. As long as any Series A Preferred Shares are outstanding, the Corporation may not take the following actions without first obtaining the approval of a majority of the Independent Directors: (i) the issuance of additional Preferred Stock ranking senior to, or on a parity with, the Series A Preferred Shares, (ii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Corporation’s “REIT taxable income” (excluding capital gains) for such year plus net capital gains of the Corporation for that year, (iii) the acquisition of real estate assets other than Mortgage Assets (as such term is hereinafter defined), (iv) the redemption of any shares of Common Stock, (v) the termination or modification of, or the election not to renew, the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement or the Advisory Agreement to third parties unaffiliated with the Bank, (vi) any dissolution, liquidation or termination of the Corporation prior to March 30, 2003, (vii) the determination to revoke the Corporation’s REIT status, and (viii) the incurrence of debt for borrowed money other than debt in excess of 25% of the Corporation’s total shareholders’ equity. So long as the number of Independent Directors is two, the foregoing actions must be approved by both of the Independent Directors.
          “Mortgage Assets” means obligations secured by real property, as well as certain other assets eligible to be held by REITs, such as cash, cash equivalents and securities, including shares or interests in other REITs.

          (c) Determination by Independent Directors. In determining whether any proposed action requiring their consent is in the best interests of the Corporation, the Independent Directors shall consider the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holder of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe with respect to holders of shares of Common Stock.
     Section 6.6.7. No Conversion Rights. The holders of Series A Preferred Shares shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest in, the Corporation.
     Section 6.6.8. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series A Preferred Shares.
     Section 6.6.9. Preemptive or Subscription Rights. No holder of Series A Preferred Shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
     Section 6.6.10. No Other Rights. The Series A Preferred Shares shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in the Charter or as otherwise required by law.
     Section 6.6.11. Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Shares and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsection (a) of Section 6.6.3 hereof) of Series A Preferred Shares shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.
Article VII
Restriction on Transfer and Ownership of Shares
     Section 7.1. Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
     Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by

Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.
     Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
     Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
     Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have the correlative meanings.
     Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.
     Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.
     Initial Date. The term “Initial Date” shall mean the date upon which the Articles of Amendment and Restatement containing this Article VII are filed with the SDAT.
     Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NSYE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.
     NYSE. The term “NYSE” shall mean the New York Stock Exchange, Inc.
     Ownership Limit. The term “Ownership Limit” shall mean not more than five percent in value of any issued and outstanding class or series of Preferred Stock. The value of the outstanding shares of Preferred Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.
     Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
     Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
     REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
     Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

     Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Preferred Stock or the right to vote or receive dividends on Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record. Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
     Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.
     Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.
     Section 7.2. Capital Stock.
     Section 7.2.1. Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:
     (a) Basic Restrictions.
     (i) Excepted as otherwise provided in Section 7.2.7, (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially own or Constructively Own shares of Preferred Stock in excess of the Excepted Holder Limit for such Excepted Holder.
     (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
     (iii) Notwithstanding any other provisions contained herein (except Section 7.4), any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
     (b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),
     (i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such person shall acquire no rights in such shares; or
     (ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
     Section 7.2.2. Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or nonaction) by the Board of Directors or a committee thereof.
     Section 7.2.3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the corporation’s status as a REIT.
     Section 7.2.4. Owners Recruited to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
     (a) every owner of more than 0.5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of any class or series of Preferred Stock, within 30 days after June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit; and
     (b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or government authority or to determine such compliance.
     Section 7.2.5. Remedies Not Limited. Subject to Sections 5.7 and 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
     Section 7.2.6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 and 7.3.
     Section 7.2.7. Exceptions. (a) Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if:
     (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial

Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);
     (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant or any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and
     (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Preferred Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.
          (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
          (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) may Beneficially Own or Constrictively Own shares of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.
          (d) The Board of Directors may reduce the Excepted Holder limit for an Excepted Holder: (1) with the written consent of such Excepted Holder ay any time, or (2) pursuant to the terms and conditions of the agreements, and undertakings entered into with such Excepted Holder in connection with the establishment of the Expected Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.
     Section 7.2.8. Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Ownership Limit.
     Section 7.2.9. Legend. Each certificate for shares of Preferred Stock shall bear substantially the following legend:

     The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of Preferred Stock of the Corporation in excess of five percent of the value of any issued and outstanding class of series of Preferred Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Preferred Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.
          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
     Section 7.3. Transfer of Capital Stock in Trust.
     Section 7.3.1. Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to the Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.
     Section 7.3.2. Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.
     Section 7.3.3. Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
     Section 7.3.4. Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.
     Section 7.3.5. Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
     Section 7.3.6. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
     Section 7.4. NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
     Section 7.5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
     Section 7.6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Article VIII
Amendments
          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Subject to the rights of the holders of shares of Series A Preferred Stock set forth in Section 6.6 any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 6.6 of the Charter shall be valid only if approved as provided herein.

Article IX
Limitation of Liability
          To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
          Third: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
          Fourth: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.
          Fifth: The name and address of the Corporation’s current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.
          Sixth: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.
          Seventh: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, $1.00 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $1,000.
          Eighth: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 20,001,000, consisting of 1,000 shares of Common Stock, $1.00 par value per share, and 20,000,000 shares of Preferred Stock, $1.00 par value per share. The aggregate par value of all authorized shares of stock having par value is $20,001,000.00.
          Ninth: The amendment to and restatement of the charter as hereinabove set forth shall be effective as of 9:00 a.m., Eastern time, on February 11, 1998.
          Tenth: The undersigned Vice President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          In Witness Whereof, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and in its behalf by its Vice President and attested to by its Secretary on this 5th day of February, 1998.

Harris Preferred Capital Corporation
By:	/s/ John F. Faulhaber
John F. Faulhaber, Vice President

Attest:
/s/ Thomas R. Sizer
Thomas R. Sizer, Secretary

ARTICLES OF AMENDMENT

(1)
(2)
Harris Preferred Capital Corporation (as of March 4, 2009)

,
a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     (3) The charter of the corporation is hereby amended as follows:
Section 6.1. Authorized Shares. Subject to the last sentence of this paragraph, the Corporation has authority to issue 20,005,000 shares of stock, consisting of 5,000 shares of Common Stock, $1.00 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $1.00 par value per share (the “Preferred Stock”), with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as set forth in Section 6.6 hereof. The aggregate par value of all authorized shares of stock having par value is $20,005,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 6.2, 6.3 and 6.4, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.
Section 6.6.6 (a): See attachment
Harris Preferred Capital Corporation was previously authorized to issue 1,000 shares of common capital stock, $1.00 par value per share, and 20,000,000 shares of preferred stock, $1.00 par value per share.
     This amendment of the charter of the corporation has been approved by
(4) the directors and shareholders
     We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Jose A. Visaya	(5) /s/ Paul R. Skubic

Secretary	President

(6) Return address of filing party:
Harris Preferred Capital Corporation
111 West Monroe Street
Chicago, IL 60603

Section 6.6.6
(a) Number; Definition. As long as any Series A Preferred Shares are outstanding, at least two directors on the Board of Directors shall be Independent Directors. As used herein, “Independent Director” means any director of the Corporation who is either (i) not a current officer or employee of the Corporation or a current director, officer or employee of the Bank or any affiliate of the Bank, or (ii) a Preferred Director. In addition, so long as the Series A Preferred Shares are listed for trading on the New York Stock Exchange, a director shall not be deemed to be an Independent Director unless he or she meets the applicable requirements for independence as set forth under New York Stock Exchange rules and regulations.